PROSPECTUS SUPPLEMENT NO. 2 (To Prospectus Dated July 17, 2001, As Supplemented By Prospectus Supplement No. 1 Dated October 4, 2001)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-64742

CONDUCTUS, INC.

Common Stock

    This Prospectus Supplement supplements information contained in that certain Prospectus dated July 17, 2001, as amended or supplemented (the "Prospectus") of Conductus, Inc. relating to the potential sale from time to time of up to 2,566,000 shares of our Common Stock by the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders and the respective amounts of Common Stock beneficially owned by such Selling Stockholder that may be offered pursuant to the Prospectus:

Ben Joseph Partners	50,000	*	50,000	0	*
EDJ Limited	100,000	*	100,000	0	*
Empire Capital Partners	50,000	*	50,000	0	*
Richard W. Hubbert	5,000	*	5,000	0	*
Porter Partners, L.P.	100,000	*	100,000	0	*
Richmond Capital	15,000	*	15,000	0	*

    The following line item contained in the table set forth in the Prospectus under the caption "Selling Stockholders" shall be deleted in its entirety:

Ben Joseph Partners		50,000	0	*
EDJ Limited		100,000	0	*
Empire Capital Partners		50,000	0	*
Richard W. Hubbert	*	5,000	0	*
Porter Partners, L.P.		100,000	0	*
Richmond Capital		15,000	0	*

    All information in this Prospectus Supplement is as of October 22, 2001.

The date of this Prospectus Supplement is October 23, 2001